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                                                                   EXHIBIT 10.32


                           RETENTION BONUS AGREEMENT

1. PARTIES: The parties to this Retention Bonus Agreement ("Agreement") are Thomas C. Schievelbein ("Executive") and Northrop Grumman Corporation ("Parent").

2.  RECITALS:  This Agreement is made with reference to the following facts:

    2.1 Parent, Purchaser Corp. I, and Newport News Shipbuilding, Inc. ("Newport News") intend to enter into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Parent shall offer to acquire shares of Newport News common stock (the "Offer") and, subject to the terms and conditions of the Merger Agreement, Newport News will be merged into a subsidiary of Parent (the "Merger"). For purposes of this Agreement, Parent and its subsidiaries following the Merger shall be referred to as "Northrop Grumman."

    2.2 Executive has an Employment Agreement with Newport News (the "Employment Agreement") dated June 21, 1998.

    2.3 Executive is a participant in the Newport News Shipbuilding, Inc. Change in Control Severance Benefit Plan for Key Executives (the "CIC Plan"), which plan will be assumed by Parent effective as of the purchase of shares of Newport News common stock in the Offer ("Offer Closing").
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    2.4  The Offer Closing will constitute a "Change in Control" (as that term is defined in the CIC Plan) of Newport News. Pursuant to the terms of the CIC Plan, if Executive's employment is terminated within three years following the Change in Control either (i) by Northrop Grumman in a termination that is not a "Discharge for Cause" (as that term is defined in the CIC Plan) or (ii) by Executive in a termination that is a "Constructive Termination" (as that term is defined in the CIC
         Plan), then Executive is entitled to benefits set forth in the CIC Plan, including without limitation certain severance benefits under
         Section 4 of the CIC Plan.

    2.5 Parent has offered to provide certain incentives (as described below) for Executive to remain employed by Northrop Grumman for two years following the Offer Closing (the "Employment Period"), in exchange for Executive's agreement (i) to defer certain of the rights he may have under the CIC Plan (as set forth below); (ii) to waive the right to receive benefits under the CIC Plan to the extent similar benefits are provided to him under this Agreement; and (iii) to terminate the Employment Agreement without any liability of Northrop Grumman there-under except as set forth in this Agreement.

    2.6  Executive wishes to accept Parent's offer by signing this Agreement.

3. EMPLOYMENT PERIOD: Executive hereby agrees to be employed by Northrop Grumman, and Northrop Grumman hereby agrees to employ Executive, during the

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    Employment Period as a Corporate Vice President and as an elected officer of
    Northrop Grumman. Executive acknowledges that his employment shall be as an at-will employee subject to the terms and conditions of this Agreement.

4. SALARY AND BONUS: During the Employment Period, Executive shall be paid an annual base salary of not less than $435,000, which shall be subject to normal merit reviews each March 1 over the two-year Employment Period. In addition, commencing January 1, 2002 Executive will participate in the Northrop Grumman Incentive Compensation Plan ("ICP"). Executive's target bonus under the ICP shall be 50% of his annual base salary, and he shall be guaranteed a minimum ICP Bonus of $400,000 per year during the Employment Period (pro-rated for any partial year of service, to include any year in which Executive's employment is terminated under circumstances which he is entitled to receive payments under Section 8 of this Agreement).

5. STOCK AND STOCK OPTIONS: Effective as of the Offer Closing, Executive shall be granted non-qualified stock options to purchase 15,000 shares of the common stock of Parent, with an exercise price per share equal to the fair market value of a share of Parent common stock as of the date of the Offer Closing. These options shall vest in equal increments over a four-year period. Effective as of the same date, Executive shall be granted 8,000 Northrop Grumman Restricted Performance Stock Rights ("RPSRs"), which shall have a three-year performance period beginning January 1, 2002. During calendar years 2002 and 2003, Executive will receive additional grants of options and RPSRs consistent with grants given to similarly situated elected officers of Parent. All

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    options and RPSRs shall be subject to the terms and conditions of Northrop
    Grumman's 2001 Long Term Incentive Stock Plan ("LTISP"), the Guide to Administration for the LTISP, and the grant certificates provided to Executive in connection with each grant.

6. BENEFITS AND PERQUISITES: Immediately following the Offer Closing, Executive shall continue to participate in the same employee benefit and executive perquisite programs in which he participates immediately prior to the Offer Closing (excluding stock or equity based benefit programs). During the Employment Period, at times selected by Northrop Grumman, Executive will be transferred from his current benefits and perquisites to the benefit plans and executive perquisites applicable to similarly situated elected officers of Northrop Grumman, provided, however, that Executive will receive a minimum of four weeks vacation per calendar year.

7.  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN:

    A. Effective as of the Offer Closing, Executive shall have his Accrued Benefit under the Newport News Supplemental Executive Retirement Plan ("SERP") calculated by adding three years to both his Years of Service and Years of Participation, and five years to his Age at End of Year, as defined under the SERP. Further, all SERP payments pursuant to Section 7.A to Executive may, at his election, be paid in a lump sum within 30 days (or as soon as administratively practicable if later) following his termination from employment with Northrop Grumman for any reason. Executive acknowledges and agrees that performance by Northrop

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        Grumman of this Section 7.A fully satisfies any and all benefits to which he might otherwise be entitled under any and all change of control provisions under the SERP or related agreements, including but not limited to Section 4.(I)D. of the CIC Plan.

    B. During the Employment Period, Executive shall continue to participate in the SERP unless and until Northrop Grumman determines to transfer Executive to the benefit plans applicable to Northrop Grumman elected officers. In that event, Executive's SERP Accrued Benefit (as defined in the SERP) shall be frozen as of the date he transfers into the Northrop Grumman benefit plans, except only that Executive will continue to receive age based credits, and his final SERP benefit at the time of termination of employment from Northrop Grumman will be calculated using his Final Average Compensation (as defined in the SERP) at the time of such termination. In no event shall Executive's SERP benefit at the time of his termination from employment with Northrop Grumman be less than his SERP benefit as calculated under Section 7.A. as of the Offer Closing.

8.  RETENTION INCENTIVES:

    A. Thirteen months following the Offer Closing, or January 31, 2003, whichever occurs earlier, Executive shall receive in cash a retention incentive payment of $2,787,500 provided he has remained continuously employed by Northrop Grumman through this date. This retention incentive payment shall also be paid

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        within 30 days following Executive's separation from employment with
        Northrop Grumman due to any of the following reasons: (i) Executive's death; (ii) Executive's Disability (as defined below); (iii) a termination of employment by Northrop Grumman which is not a "Discharge for Cause" (as that term is defined in the CIC Plan); or (iv) a termination of employment by Executive due to a "Modified Constructive Termination" (as defined below). Executive acknowledges and agrees that payment of this retention incentive fully satisfies any and all claims he may have for a benefit under Section 4.(I).A. of the CIC Plan.

    B. A second retention incentive payment in the amount of $1,087,500 will be paid in cash to Executive 30 days following the two-year anniversary of the Offer Closing, provided Executive has remained continuously employed by Northrop Grumman through this date. This second retention incentive payment shall also be paid to Executive within 30 days following his separation from employment with Northrop Grumman due to any of the following reasons: (i) Executive's death; (ii) Executive's Disability (as defined below); (iii) a termination of employment by Northrop Grumman which is not a "Discharge for Cause" (as that term is defined in the CIC Plan); or (iv) a termination from employment by Executive due to a "Modified Constructive Termination" (as defined below).

9. MODIFIED CONSTRUCTIVE TERMINATION: For purposes of this Agreement, a "Modified Constructive Termination" shall mean a termination of employment by

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    Executive during the Employment Period following the occurrence of any of the following, without the Executive's consent.

    A. Northrop Grumman reduces Executive's salary or bonus below the amounts set forth in Section 4 of this Agreement.

    B. Northrop Grumman otherwise fails to comply with a provision of this Agreement, after being given notice by Executive of the specific non-compliance and a 30-day opportunity to cure.

    C. A successor to Northrop Grumman fails to assume, in writing, all of Northrop Grumman's obligations under the CIC Plan and under this Agreement.

    D. Northrop Grumman requires Executive to relocate by more than 50 miles because of a transfer of his place of employment.

10. DISABILITY: For purposes of this Agreement, "Disability" shall be defined as the inability of the Executive to perform his material duties hereunder due to the same or related physical or mental injury, infirmity or incapacity for 180 days in any 365 day period.

11. WAIVER OF RIGHTS UNDER THE CIC PLAN: Executive hereby waives all rights to severance benefits under the CIC Plan to the extent (but only to the extent) of any cash

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    payments and benefit credits provided to him pursuant to this Agreement.
    Executive acknowledges and agrees that, to such extent, he shall have no right to receive, and will not receive, severance benefits under the CIC.

    In addition, Executive hereby waives any right to terminate his employment during the Employment Period in a "Constructive Termination" (as that term is defined in the CIC Plan) or pursuant to Section 4(II) of the CIC Plan. Executive therefore acknowledges and agrees that no termination of employment by him during the Employment Period will constitute a "Constructive Termination" (as that term is defined in the CIC
    Plan) or a termination pursuant to Section 4 (II) of the CIC Plan. Notwithstanding the foregoing, Northrop Grumman acknowledges and agrees that a termination of employment by Executive during the Employment Period which is a Modified Constructive Termination shall be deemed for purposes of the CIC Plan to be a termination of employment by Executive due to a Constructive Termination, except that the severance benefits which Executive would otherwise be entitled to receive under Section 4 of the CIC Plan shall be offset by any cash payments or benefit credits provided to Executive pursuant to this Agreement, except that there shall be no offset as to the benefits set forth in Section 4.(I).C.

12. TERMINATION AFTER THE EMPLOYMENT PERIOD:  Nothing in this
    Agreement shall affect Executive's right to terminate from employment after the Employment Period and claim a "Constructive Termination" (as that term is defined in the CIC Plan) based on events that occur while this Agreement is effective. However,

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    Executive acknowledges and agrees that in the event of such termination following the Employment Period, the only benefits to which he shall be entitled under Section 4 of the CIC Plan are (i) the continuation of certain benefit plans referred to in Section 4.(I).C. and (ii) the Deferred Compensation Plan benefit set forth in Section 4.(I).E to the extent that benefit has not previously been paid.

13. TERMINATION OF EMPLOYMENT AGREEMENT: Executive hereby agrees to terminate his Employment Agreement in its entirety effective as of the Offer Closing without any liability of Northrop Grumman under the Employment Agreement other than accrued but unpaid base salary and incurred but unreimbursed business expenses.

14. OTHER RIGHTS UNDER CIC PLAN NOT AFFECTED: Except as modified by this Agreement, Executive shall continue to retain all of his rights under the CIC Plan (including, without limitation, the rights set forth in Section 6 of the CIC Plan relating to the gross-up payment for any "golden parachute" excise taxes and related taxes).


15. TAX WITHHOLDING: Northrop Grumman shall be entitled to withhold from any amounts payable pursuant to this Agreement all taxes as shall legally be required to be withheld (including without limitation United States federal taxes, and any other state, city or local taxes).

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16. ENTIRE AGREEMENT:  This Agreement represents the complete Agreement and understanding between Executive and Parent pertaining to the subject matters contained herein, and supersedes any prior agreements or understanding, written or oral, between the parties with respect to such subject matters; provided, however, that Executive shall continue to have rights under the CIC Plan as set forth in this Agreement.

17. GOVERNING LAW: This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia without regard to principles of conflict of law.

18. EFFECTIVE DATE: This Agreement shall become effective as of the Offer Closing and shall be of no effect if the Offer does not close.

                                    THOMAS C. SCHIEVELBEIN


Dated: November 7, 2001             By:    /s/ Thomas C. Schievelbein
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Dated: November 7, 2001             NORTHROP GRUMMAN CORPORATION
      ----------------------


                                    By:    /s/ J. Michael Hateley
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